                                  EXHIBIT 99.1


Contact:        Frederick J. Hirt, CFO
                (610) 478-3117

                   ARROW INTERNATIONAL, INC. REPORTS UNAUDITED
                   FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

READING, PA, September 29, 2005 - Arrow International, Inc. (Nasdaq: ARRO) today reported preliminary unaudited results for its fourth fiscal quarter and twelve months ended August 31, 2005. The following results are unaudited and subject to change based on the Company's year-end audit, which is ongoing. Net sales for the fourth quarter of fiscal year 2005 increased 1.2% to $114.3 million from $112.9 million in the fourth quarter of fiscal year 2004. Net income decreased 65.3% to $5.0 million from $14.4 million in the prior fiscal year quarter principally due to the adjustments resulting primarily from the Company's ongoing evaluation of internal controls over financial reporting related to
Section 404 of the Sarbanes-Oxley Act of 2002. These adjustments are discussed in detail below and have resulted in improvements in processes and procedures which Arrow believes will mitigate the need for adjustments of this nature in the future. Diluted earnings per share in the quarter were $0.11 compared to $0.32 in the prior fiscal year quarter.

For the twelve-month period ended August 31, 2005, Arrow's net sales were $454.3 million, an increase of 4.9% compared to $433.1 million in the prior fiscal year. Net income decreased 29.3% to $39.5 million in fiscal 2005 compared to $55.9 million in the prior fiscal year and diluted earnings per share were $0.88 compared to $1.26 in the prior year. The decrease in net income for fiscal 2005 was due to the adjustments recorded in the fourth quarter of fiscal 2005, as discussed below, as well as the previously reported charges taken earlier in fiscal 2005 in connection with the Company's voluntary early retirement plan, LionHeart(TM) expenses and write-offs, Project Operational Excellence expenses and expenses for implementation of Section 404 of the Sarbanes-Oxley Act.

Included in Arrow's net sales for the fourth fiscal quarter of fiscal 2005 and 2004 were sales of non-Arrow products distributed by its Stepic Medical subsidiary of $2.0 million and $2.8 million, respectively. Corresponding amounts for the twelve months of fiscal 2005 and 2004 were $7.9 million and $12.0 million, respectively. As previously reported, sales of NeoCare(R) products were temporarily discontinued during the second quarter of fiscal 2005. Arrow's sales of NeoCare(R) products in the first two quarters of fiscal year 2005 totaled $2.1 million and were $2.1 million and $7.6 million for the fourth quarter and twelve months of fiscal 2004, respectively. Excluding the sales of NeoCare(R) and non-Arrow distributed products, the Company's sales growth rate in the fourth quarter and twelve months of fiscal year 2005 would have been 3.9% and 7.4%, respectively. As previously reported, Arrow's business was challenged to meet demand due to backorders on a range of products. The Company has embarked on a major capital investment program as part of its previously announced Project Operational Excellence to add capacity to better meet customer demand.

As noted above, the results reported in this release are unaudited and subject to change based on the Company's year-end audit. The Company is further evaluating certain of the adjustments discussed on page 4 of this release and their impact on prior periods and, as a result, such adjustments may be further modified.

U.S. SALES

Arrow's U.S. sales for the fourth fiscal quarter decreased 3.5% to $69.8 million from $72.3 million in the fourth quarter of fiscal 2004 and represented 61.1% of total net sales. Included in Arrow's U.S. sales in the fourth fiscal quarter of fiscal 2005 and 2004 were sales of non-Arrow distributed products of $2.0 million and $2.8 million, respectively.

Arrow's fourth quarter fiscal 2005 and 2004 sales of NeoCare(R) products were $0.0 and $2.1 million, respectively. As previously reported, sales of NeoCare products were temporarily discontinued during the second quarter of fiscal 2005. Excluding the sales of Neo?Care and non-Arrow distributed products, the Company's U.S. sales growth rate for the fourth fiscal quarter would have been 0.5%.

During fiscal 2005, U.S. sales decreased 0.9% to $277.6 million from $279.9 million in the prior fiscal year and represented 61.1% of total net sales. Included in Arrow's U.S. sales in the twelve months of fiscal 2005 and 2004 were sales of non-Arrow distributed products of $7.9 million and $12.0 million, respectively. Arrow's sales of NeoCare(R) products were $2.1 million and $7.6 million in the twelve months ended August 31, 2005 and August 31, 2004, respectively. Excluding the sales of NeoCare(R) and non-Arrow distributed products, the Company's U.S. sales growth rate in the twelve months of fiscal year 2005 would have been 2.8%.

INTERNATIONAL SALES

Arrow's international sales in the fourth quarter of fiscal 2005 increased 9.6% to $44.5 million from $40.6 million in the fourth quarter of fiscal 2004 and represented 38.9% of total net sales. The weakness of the U.S. dollar compared to the same period of last year increased total international sales by $0.2 million. International sales in fiscal 2005 increased 15.3% to $176.7 million from $153.2 million in the prior fiscal year and represented 38.9% of total net sales. The weakness of the U.S. dollar for the twelve-month period, compared to the same period of last year, increased total international sales by $5.5 million, or 1.3% of total sales.

The table below shows Arrow's geographical sales for the fourth quarter and twelve months ended August 31, 2005 with comparisons to the same prior year periods.

                                                 Fourth Quarter                         Twelve Months
                                      ------------------------------------   ------------------------------------
Geographical Sales                        FY05        FY04    % Growth            FY05       FY04     % Growth
(Dollars in millions)
United States(1)                         $67.8       $69.5       -2.4%          $269.7     $267.9          0.7%
                                         -----       -----                      ------     ------
    Europe                               $21.7       $19.6       10.7%           $85.6      $71.4         19.9%
    Asia and Africa                       16.6        15.7        5.7%            65.9       60.0          9.8%
    International Americas                 6.2         5.3       17.0%            25.2       21.8         15.6%
                                           ---         ---                        ----       ----
  Subtotal International Sales           $44.5       $40.6        9.6%          $176.7     $153.2         15.3%
                                         -----       -----                      ------     ------

  Subtotal Arrow Products               $112.3      $110.1        2.0%          $446.4     $421.1          6.0%

Non-Arrow Distributed Products(2)          2.0         2.8      -28.6%             7.9       12.0        -34.2%
                                           ---         ---                         ---       ----

  Total Company Sales                   $114.3      $112.9        1.2%          $454.3     $433.1          4.9%
                                        ======      ======                      ======     ======

1) Growth rates for the United States, excluding NeoCare(R), were 0.5% and 2.8% for the fourth quarter and twelve months of fiscal 2005, respectively.

2) The Company purchased the Stepic Medical Company, its New York area distributor, in September 2002 and has continued to distribute non-Arrow Products through Stepic in decreasing amounts.

As previously reported, the Company's change in accounting for its U.S. shipping terms in the second quarter of fiscal 2005 reduced its sales in fiscal 2005, but there was no such effect in fiscal 2004. The reduction in sales for the twelve months of fiscal year 2005 was $4.2 million.

The table below shows sales of Arrow's critical care product platforms and cardiac care products for the fourth quarter and twelve months ended August 31, 2005 with comparisons to the same prior year periods.


                                                                Fourth Quarter                         Twelve Months
                                                     ------------------------------------   ------------------------------------
Total Company Sales by Product Platforms                FY05         FY04     % Growth          FY05         FY04    % Growth
(Dollars in millions)
    Central Venous Catheters*                          $58.4        $57.8         1.0%        $235.2       $222.7         5.6%
    Specialty Catheters                                 36.6         35.2         4.0%         142.3        135.1         5.3%
    Non-Arrow Distributed Products                       2.0          2.8       -28.6%           7.9         12.0       -34.2%
                                                         ---          ---                        ---         ----
       Subtotal Critical Care                           97.0         95.8         1.3%         385.4        369.8         4.2%
    Cardiac Care                                        17.3         17.1         1.2%          68.9         63.3         8.8%
                                                        ----         ----                       ----         ----
    TOTAL                                             $114.3       $112.9         1.2%        $454.3       $433.1         4.9%

*Growth rates for Central Venous Catheters, excluding NeoCare(R), were 4.9% and 8.4% for the fourth quarter and twelve months of fiscal 2005, respectively.

Carl G. Anderson, Jr., Arrow's Chairman and CEO, stated "We experienced a core sales growth rate of 3.8% of our base business for the fourth quarter and 6.1% for fiscal year 2005, adjusted for favorable foreign exchange rates and excluding non-Arrow distributed products and NeoCare(R) sales. We are working to improve these growth rates by addressing the root causes of capacity constraints that have resulted in backorders on several products by continuing to expand our capacity at manufacturing facilities and improve our processes and technology on a priority basis. Over the next fiscal year, we expect to grow earnings at a faster rate than sales as we take advantage of the operating leverage that we have in the business."

ITEMS AFFECTING COSTS AND EXPENSES IN THE FOURTH QUARTERS OF FISCAL YEARS 2004 AND 2005

The fourth quarter of fiscal year 2005 included adjustments for specific items, as described below, which primarily originated from the Company's review of its internal controls over financial reporting related to its implementation of
Section 404 of the Sarbanes-Oxley Act of 2002. The review required extensive efforts by the Company's accounting personnel and internal auditor. The Company's analyses of the causes of these adjustments have enabled it to make improvements in processes and procedures which it believes will mitigate the need for future adjustments of this nature. The Company is still in the process of evaluating its internal controls over financial reporting.

The following adjustments were included in the fourth quarter of fiscal year
2005:

     o $12.5 million reserve for inventory components in excess of 36 months forecasted usage, including $5.1 million of critical care raw materials, semi-finished and finished goods, $3.4 million of HemoSonic components and $4.0 million of intra-aortic balloon inventories as well as excess and obsolete field service parts. The change in the fourth quarter of fiscal year 2005 from an order point to a Materials Requirement Planning system allowed the Company to compare in greater detail planned future usage to inventory quantities on hand and, as a result, the Company adopted a new policy for accounting for excess inventory. Inventory in excess of 36 months of forecasted usage may be used in the future if production requirements increase.
     o $3.2 million reduction in depreciation expense for the correction of fixed asset lives primarily for manufacturing equipment in the Company's non-US facilities which were shorter than those prescribed by the Company's policy.
     o $3.1 million reduction in the income tax provision from a shift in the mix of earnings to the Czech Republic, which carries a lower tax rate due to a tax holiday through August 2006, and a reduction in the book taxable income without a corresponding reduction in R&D and ETI tax credits.
     o $2.2 million write off of equipment no longer in use based on physical inventories in the fourth quarter of fiscal 2005 of the Company's worldwide equipment which exceeded $80 million in value.
     o $2.0 million accrual for the pending settlement of an indemnification claim related to a divested business.
     o $1.4 million reserve for state income taxes primarily as a result of a third party New Jersey court ruling in August 2005.

In addition, the fourth quarter of fiscal year 2005 also included $1.5 million of professional service fees for external auditing and internal audit assistance in excess of previous forecasts relating to the Company's implementation of
Section 404 of the Sarbanes-Oxley Act. Fourth quarter fiscal year 2004 included $1.3 million of expenses related to the second generation electronics for the Arrow LionHeart(TM), the Company's Left Ventricular Assist System that was discontinued in the third quarter of fiscal 2005.

FIRST QUARTER AND FULL FISCAL YEAR 2006 TARGETS

The targets for the first quarter and full fiscal year 2006 net sales at current foreign exchange rates are between $115 million and $117 million and $485 million and $495 million, respectively which represents a growth rate for the first quarter of fiscal year 2006 of 2.0% to 3.8% and for the full fiscal year 2006 of 6.8% to 9.0%. The targets for the first quarter and full fiscal year 2006 diluted earnings per share are between $0.27 and $0.30 and $1.30 and $1.35, respectively. The diluted earnings per share targets include estimated expenses for stock option expense, as required under the new accounting guidelines for equity-based compensation that are effective for fiscal year 2006, of approximately $0.015 diluted earnings per share for the first quarter and $0.07 diluted earnings per share for the full fiscal year 2006. The effective tax rate for fiscal year 2006 is anticipated to be 32.5%.

BALANCE SHEET

Cash on August 31, 2005 was $119.3 million, up from $94.2 million at August 31, 2004, while short-term debt of $27.9 million decreased $1.1 million as compared to the prior fiscal year levels. The amount of days' sales outstanding increased to 73 days from 71 days in the prior fiscal year. Inventory turns of 2.5 times per year improved slightly compared to prior year levels. The Company had no long-term debt at August 31, 2005. Depreciation and amortization expense and capital expenditures for the fiscal year ended August 31, 2005 were approximately $22.1 million and $32.9 million, respectively.

CORAIDE(TM) LEFT VENTRICULAR ASSIST SYSTEM (LVAS) PROGRAM

Eleven patients have now received implants of the Company's CorAide(TM) continuous flow left ventricular assist system (LVAS) since the European clinical trial of the device was resumed in February 2005. The Diabetes and Heart Center in Bad Oeynhausen, Germany has implanted nine CorAide(TM) devices and Policlinico di San Matteo in Pavia, Italy has implanted two devices as part of the study. Two additional trial centers, Deutsches Herzzentrum Berlin and La Pitie in France, are now enrolled in the European clinical trial. The clinical trial experience to date has shown that the CorAide(TM) is operating as expected. The Company recognizes that while the clinical investigators are pleased with the performance of the device, these are very early results and the number of implants is small, making it too early to determine the exact development path forward for the device.

PATENT LITIGATION

As previously reported, the Company commenced a patent infringement lawsuit in the United States District Court in Baltimore, Maryland against Datascope Corp. of Montvale, New Jersey. The Company manufactures and sells the Arrow-Trerotola(TM) Percutaneous Thrombolytic Device (PTD(R)), which is used to mechanically declot native arterio-venous fistulae and synthetic hemodialysis grafts. The PTD was invented by Dr. Scott Trerotola while working at Johns Hopkins University. Johns Hopkins University, the owner of two patents covering the PTD, is also plaintiff and the Company is the exclusive licensee of the Trerotola patents. Arrow has alleged that the use of Datascope's Prolumen Rotational Thrombectomy System infringes these two patents. The case is now in the discovery phase, and trial is anticipated during the 2006 calendar year.

The Company also commenced a patent infringement lawsuit in the United States District Court in Boston, Massachusetts against Spire Corporation of Bedford, Massachusetts. The Company is the owner of United States Patent No. 6,872,198, which covers a method of inserting a double-Y-shaped multi-lumen catheter. Arrow has alleged that the use of Spire's Pourchez RetrO(TM) High Flow Kink-Resistant Catheter infringes this patent. The case is at the beginning of the discovery phase, and trial is anticipated during the 2007 calendar year.

CONFERENCE CALL AND WEBCAST

There will be a conference call and webcast to discuss Arrow's fourth quarter and fiscal year 2005 results today, September 29, 2005, at 4:30 pm ET. The call and webcast are available by dialing 800-737-9483, International/Local Dial-In # 706-679-7371, using Conference ID #9828927, or through
HTTP://WWW.ARROWINTL.COM/PRESENTATIONS/.

COMPANY INFORMATION

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's

Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.

                                                      ARROW INTERNATIONAL, INC.
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                             (UNAUDITED)


                                                                 Three Months Ended                          Year Ended
                                                            August 31,         August 31,           August 31,        August 31,
CONSOLIDATED STATEMENTS OF INCOME DATA:                        2005               2004                 2005              2004
                                                          ---------------     -------------      ---------------     -------------
Net sales                                                 $       114,292     $     112,960      $       454,296     $     433,134
Cost of goods sold                                                 68,299            53,043              240,526           208,687
                                                          ---------------     -------------      ---------------     -------------
  Gross profit                                                     45,993            59,917              213,770           224,447
Operating expenses:
  Research and development                                          8,024             8,946               29,692            30,374
  Selling, general and administrative                              33,609            28,938              127,732           110,192
  Restructuring                                                       115               208                1,886               208
                                                          ---------------     -------------      ---------------     -------------
Total operating expenses                                           41,748            38,092              159,310           140,774

Operating income                                                    4,245            21,825               54,460            83,673
Interest, net                                                        (652)                4               (1,122)              261
Other (income) expenses, net                                           61               476                  327               535
                                                          ---------------     -------------      ---------------     -------------

Income before income taxes                                          4,836            21,345               55,255            82,877
Provision for income taxes                                           (180)            6,937               15,768            26,935
                                                          ---------------     -------------      ---------------     -------------

Net income                                                $         5,016     $      14,408      $        39,487     $      55,942
                                                          ===============     =============      ===============     =============

Basic earnings per common share                                     $0.11             $0.33                $0.89             $1.28
                                                                    =====             =====                =====             =====

Diluted earnings per common share                                   $0.11             $0.32                $0.88             $1.26
                                                                    =====             =====                =====             =====

Weighted average shares used in computing
  basic earnings per common share                                  44,598            43,753               44,300            43,559
Weighted average shares used in computing
  diluted earnings per common share                                45,210            44,544               45,008            44,302


                                                                     August 31,          August 31,
          ASSETS                                                        2005                2004
                                                                  ----------------    ---------------
             Cash                                                 $        119,326    $        94,176
             Receivables (net)                                              91,029             83,918
             Inventories                                                    95,600             96,084
             Prepaid expenses and other                                     24,748             15,898
                                                                  ----------------    ---------------
             Total current assets                                          330,703            290,076

             Property, plant and equipment (net)                           151,888            136,978
             Other assets                                                  117,824            122,154
                                                                  ----------------    ---------------
             Total assets                                         $        600,415    $       549,208
                                                                  ================    ===============

          LIABILITIES AND SHAREHOLDERS' EQUITY
             Notes payable                                        $         26,891    $        26,020
             Other current liabilities                                      64,013             51,418
             Current maturities of long-term debt                            1,054              3,036
             Other liabilities                                              29,982             22,403
                                                                  ----------------    ---------------
             Total liabilities                                             121,940            102,877

          Total shareholders' equity                                       478,475            446,331
                                                                  ----------------    ---------------
             Total liabilities and shareholders' equity           $        600,415    $       549,208
                                                                  ================    ===============